Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of QuantumScape Corporation, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 7th day of December, 2020.

VOLKSWAGEN AKTIENGESELLSCHAFT

By:	/s/ Dominic Lange
Name:	Dominic Lange
Title:	Attorney-in-fact

By:	/s/ Dr. Angela-Kristina Speidel
Name:	Dr. Angela-Kristina Speidel
Title:	Attorney-in-fact

VOLKSWAGEN GROUP OF AMERICA, INC.

By:	/s/ Kevin Duke
Name:	Kevin Duke
Title:	Secretary, Assistant General Counsel – Corporate Matters

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Name:	Kevin Duke
Title:	VP & Secretary